Exhibit 3.70

CERTIFICATE OF REGISTRATION OFA LI.MITED PARTNERSHIP Limited Partnership No. LP13868 The Registrar of Companies for England & Wales hereby certifies that: ENSCO GLOBAL INVESTMENTS LP is this day registered under the 1907 Limited Partnerships Act as a Limited Partnership. Given at Companies House on 7th April 2010. ~~o,, , ........ :, -a .: = ~-..... ·.~ l.'.t;dM>t..~ ,,. OFRC;IAL.Sl!AL OF nte Al!CIISTAAR OF COMPANIES